UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.   )

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CADMUS COMMUNICATIONS CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear Shareholder:

      You are cordially invited to attend the 2003 Annual Meeting of Shareholders of Cadmus Communications Corporation (“Cadmus” or the “Company”). The meeting will be held on November 5, 2003, at 11:00 a.m., eastern standard time, at the Virginia Historical Society, 428 North Boulevard, Richmond, Virginia.

      The primary business of the meeting will be the election of directors and ratification of the selection of independent auditors, as more fully explained in the enclosed proxy statement.

      During the meeting, we also will report to you on the condition and performance of Cadmus and its subsidiaries, including developments during the past fiscal year. You will have an opportunity to question management on matters of interest to all shareholders.

      We hope to see you on November 5. Whether you plan to attend or not, please complete, sign, date and return the enclosed proxy card as soon as possible in the postage-paid envelope provided. Your vote is important. We appreciate your continued interest in and support of Cadmus.

Cordially,

Thomas C. Norris
Chairman of the Board

October 3, 2003

CADMUS COMMUNICATIONS CORPORATION

1801 Bayberry Court, Suite 200, Richmond, Virginia 23226

NOTICE OF 2003 ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
General
Voting Rights
Security Ownership of Certain Beneficial Owners and Management
Item 1. Election of Directors
Executive Compensation
Stock Options
Employment Agreement
Change in Control Agreements
Equity Compensation Plan Information
Retirement Benefits
Report of the Human Resources and Compensation Committee on Executive Compensation
Report of the Audit Committee
Change in Certifying Accountant
Disclosure of Independent Auditor Fees
Performance Graph
Section 16(a) Beneficial Ownership Reporting Compliance
Item 2. Ratification of the Selection of Auditors
Shareholder Proposals and Nominations for the 2004 Annual Meeting
Other Matters
Annual Report on Form 10-K

NOTICE OF 2003 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD NOVEMBER 5, 2003

      The 2003 Annual Meeting of Shareholders of Cadmus Communications Corporation will be held on November 5, 2003, at 11:00 a.m., eastern standard time, at the Virginia Historical Society, 428 North Boulevard, Richmond, Virginia, for the following purposes:

      1. To elect three Class II directors to serve until the 2006 Annual Meeting of Shareholders;

      2. To ratify the selection of Ernst & Young LLP as independent auditors for the current fiscal year; and

      3. To transact such other business as may properly come before the meeting or any adjournments thereof.

      The Board of Directors has fixed the close of business on September 18, 2003, as the record date for determination of shareholders entitled to notice of and to vote at the meeting and any adjournments thereof.

By Order of the Board of Directors

Bruce V. Thomas
President and Chief Executive Officer

October 3, 2003

      Please complete and return the enclosed proxy. If you attend the meeting in person, you may withdraw your proxy and vote your own shares.

CADMUS COMMUNICATIONS CORPORATION

1801 Bayberry Court, Suite 200, Richmond, Virginia 23226

PROXY STATEMENT

2003 ANNUAL MEETING OF SHAREHOLDERS

To Be Held on November 5, 2003

General

      The enclosed proxy is solicited by the Board of Directors of Cadmus Communications Corporation for the 2003 Annual Meeting of Shareholders of Cadmus to be held November 5, 2003, at the time and place set forth in the accompanying Notice of 2003 Annual Meeting of Shareholders and for the following purposes: (i) to elect three Class II directors to serve until the 2006 Annual Meeting of Shareholders (see “Item 1. Election of Directors,” page 5); (ii) to ratify the selection of Ernst & Young LLP as independent auditors for the current fiscal year (see “Item 2. Ratification of the Selection of Auditors,” page 30); and (iii) to transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

      If a shareholder is a participant in the Cadmus Dividend Reinvestment Plan, the enclosed proxy card represents the number of full shares in the dividend reinvestment plan account, as well as shares registered in the participant’s name. A participant in the Cadmus Thrift Savings Plan or the Lancaster Press, Inc. Union Savings Plan with shares of Cadmus common stock allocated to his or her account will receive a separate proxy card representing the number of full shares allocated to his or her account as of the record date for the Annual Meeting.

      Cadmus will pay all costs for this proxy solicitation. Proxies are being solicited by mail and may also be solicited personally, by telephone or telegraph, and by directors, officers and employees of Cadmus. Cadmus may reimburse banks, brokerage firms, and other custodians, nominees, and fiduciaries for their reasonable expenses in sending proxy materials to the beneficial owners of the stock. All shares of the common stock of Cadmus (“Common Stock”) represented by properly executed and delivered proxies will be voted according to their terms and conditions at the Annual Meeting or any adjournments thereof. Shareholders may revoke proxies at any time prior to their exercise by written notice to Cadmus, by submitting a proxy bearing a later date, or by attending the Annual Meeting and requesting to vote in person.

      The approximate mailing date of this proxy statement and the accompanying proxy is October 3, 2003.

Voting Rights

      Only those shareholders of record at the close of business on September 18, 2003, are entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. The number of shares of Common Stock outstanding and entitled to vote as of the record date was 9,066,592. A majority of those shares, represented in person or by proxy, will constitute a quorum for the transaction of business.

      With regard to the election of directors, votes may be cast in favor or withheld. If a quorum is present, the three nominees receiving the most votes will be elected. As a result, votes withheld will have no effect.

      Ratification of the selection of Ernst & Young LLP as independent auditors requires more votes in favor than the number of votes against in order to be approved. Thus, although abstentions and broker non-votes (shares held by customers which may not be voted on certain matters because the broker or plan administrator has not received specific instructions from the customer) are counted for purposes of determining the presence or absence of a quorum for the transaction of business, they are generally not counted for purposes of determining whether such a proposal has been approved, and therefore have no effect.

Security Ownership of Certain Beneficial Owners and Management

      The following table sets forth, as of July 31, 2003, the number and percentage of shares of Common Stock held by persons known by Cadmus to be the owners of more than 5% of the Company’s Common Stock, each of the Cadmus directors, nominees for director and executive officers named in the “Summary Compensation Table,” and all directors, nominees and executive officers as a group.

	Amount and Nature of		Percent of
Name and Address	Beneficial Ownership		Common Stock Issued
of Beneficial Owner	of Common Stock (1)		and Outstanding

Nathu R. Puri	1,783,733	(2)	19.70%
Nottingham, United Kingdom
J. & W. Seligman & Co. Inc.	1,406,494	(3)	15.54%
New York, New York
William Blair & Company, L.L.C.	786,095	(4)	8.69%
Chicago, Illinois
Rutabaga Capital Management	765,600	(5)	8.46%
Boston, Massachusetts
Dimensional Fund Advisors Inc.	532,700	(6)	5.89%
Santa Monica, California
Martina L. Bradford	4,600	(7)	*
Washington, D.C.
Thomas E. Costello	1,000	(8)	*
Longboat Key, Florida
G. Waddy Garrett	18,100	(9)	*
Richmond, Virginia
Keith Hamill	3,120	(10)	*
Kent, England
Stephen E. Hare	33,372	(11)	*
Richmond, Virginia
Edward B. Hutton, Jr.	11,000	(12)	*
Vero Beach, Florida

	Amount and Nature of		Percent of
Name and Address	Beneficial Ownership		Common Stock Issued
of Beneficial Owner	of Common Stock (1)		and Outstanding

Lisa S. Licata	10,000		*
Richmond, Virginia
Wayne B. Luck	22,483	(13)	*
Richmond, Virginia
Thomas C. Norris	8,000	(14)	*
York, Pennsylvania
John C. Purnell, Jr.	14,182	(15)	*
Richmond, Virginia
Russell M. Robinson, II	24,272	(16)	*
Charlotte, North Carolina
James E. Rogers	6,292	(17)	*
Richmond, Virginia
Wallace Stettinius	117,903	(18)	1.30%
Richmond, Virginia
Bruce V. Thomas	106,724	(19)	1.17%
Richmond, Virginia
Joseph J. Ward (20)	23,509	(21)	*
Richmond, Virginia

All Directors, Nominees and Executive Officers as a Group (21 persons)	2,294,521	(22)	24.74%

*	Indicates that percent of the Company’s Common Stock does not exceed one percent.

(1)	Except as otherwise indicated and except to the extent that in certain cases shares may be held in joint tenancy with a spouse, each nominee, director, or executive officer has sole voting and investment power with respect to the shares shown.

(2)	Mr. Puri holds 4,000 of his shares in the form of presently exercisable options.

(3)	According to Amendment No. 8 to Schedule 13G filed with the Securities and Exchange Commission (SEC) on August 8, 2003 by J. & W. Seligman & Co. Incorporated (J. & W. Seligman), as of July 31, 2003, J. & W. Seligman was the beneficial owner of 1,406,494 shares of Company Common Stock and had shared voting power with respect to 1,346,187 of the reported shares and shared investment power with respect to all 1,406,494 shares.

(4)	Based on a listing of institutional holders of the Company’s Common Stock provided to the Company by NASDAQ OnlineSM, reflecting beneficial ownership as of June 30, 2003. According to Amendment No. 1 to Schedule 13G filed with the SEC on February 13, 2003 by William Blair & Company, L.L.C. (William Blair), as of December 31, 2002, William Blair was the beneficial owner of 873,160 shares of

Company Common Stock and had sole voting power and sole investment power with respect to all 873,160 shares.

(5)	Based on a listing of institutional holders of the Company’s Common Stock provided to the Company by NASDAQ OnlineSM, reflecting beneficial ownership as of June 30, 2003. According to a Schedule 13G filed with the SEC on May 1, 2003 by Rutabaga Capital Management (Rutabaga), as of December 31, 2002, Rutabaga was the beneficial owner of 620,100 shares of Company Common Stock and had sole voting power with respect to 367,100 of the reported shares, shared voting power with respect to 253,000 of the reported shares and sole investment power with respect to all 620,100 shares.

(6)	Based on a listing of institutional holders of the Company’s Common Stock provided to the Company by NASDAQ OnlineSM, reflecting beneficial ownership as of June 30, 2003. According to a Schedule 13G/A filed with the SEC on February 11, 2003 by Dimensional Fund Advisors Inc. (Dimensional), as of December 31, 2002, Dimensional was the beneficial owner of 587,700 shares of Company Common Stock and had sole voting power and sole investment power with respect to all 587,700 shares. The 587,700 shares reported were held by certain investment companies, group trusts and accounts to which Dimensional provides investment advice and serves as investment manager. Dimensional disclaims any beneficial interest in any of the shares reported.

(7)	Ms. Bradford holds 3,000 of her shares in the form of presently exercisable options.

(8)	Mr. Costello holds 1,000 of his shares in the form of presently exercisable options.

(9)	Includes 600 shares held by Mr. Garrett’s wife, as to which shares Mr. Garrett disclaims beneficial ownership, and 6,000 shares held in the form of presently exercisable options.

(10)	Mr. Hamill holds 1,000 of his shares in the form of presently exercisable options.

(11)	Includes 872 shares held for Mr. Hare’s account in the Cadmus account under the Cadmus Thrift Savings Plan.

(12)	Mr. Hutton holds 1,000 of his shares in the form of presently exercisable options. Does not reflect additional 5,000 shares Mr. Hutton purchased on August 13, 2003.

(13)	Includes 3,999 shares in the form of presently exercisable options and 4,364 shares held for Mr. Luck’s account in the Cadmus account under the Cadmus Thrift Savings Plan.

(14)	Mr. Norris holds 3,000 of his shares in the form of presently exercisable options. Does not reflect additional 2,000 shares Mr. Norris purchased on August 7, 2003.

(15)	Includes 150 shares held by Mr. Purnell’s wife, as to which shares Mr. Purnell disclaims beneficial ownership, and 9,000 shares held in the form of presently exercisable options.

(16)	Mr. Robinson holds 9,000 of his shares in the form of presently exercisable options.

(17)	Mr. Rogers holds 3,000 of his shares in the form of presently exercisable options.

(18)	Includes 102,103 shares held in an agency account by Bank of America, N.A., as to all of which shares Mr. Stettinius is the beneficial owner; 7,800 shares, also held in an agency account by Bank of America, N.A., for Mr. Stettinius’ wife, as to which shares Mr. Stettinius disclaims beneficial ownership; and 8,000 shares held in the form of presently exercisable options received as a director of the Company.

(19)	Includes 78,132 shares held in the form of presently exercisable options and 6,605 shares held for Mr. Thomas’ account in the Cadmus account under the Cadmus Thrift Savings Plan. Does not reflect additional 275 shares of Company Common Stock Mr. Thomas acquired on August 6, 2003, through the exercise of stock options.

(20)	Mr. Ward ceased active employment with Cadmus effective June 30, 2003.

(21)	Includes 18,166 shares held in the form of presently exercisable options and 3,343 shares held for Mr. Ward’s account in the Cadmus account under the Cadmus Thrift Savings Plan.

(22)	In addition to the executive officers named in the Summary Compensation Table, the beneficial ownership shown for executive officers of Cadmus reflects shares beneficially owned by Gerard P. Lux, Jr., Group President, Cadmus Whitehall Group, Mark R. Ploucha, Division President, Cadmus Specialty Publications, Christopher T. Schools, Vice President and Treasurer, Paul K. Suijk, Senior Vice President and Chief Financial Officer, and Bruce G. Willis, Vice President, Shared Services and Business Systems.

Item 1. Election of Directors

      The Board of Directors is divided into three classes (I, II and III), with one class being elected each year for a term of three years. G. Waddy Garrett, Thomas C. Norris, John C. Purnell, Jr. and Bruce V. Thomas currently serve as Class II directors, with terms expiring at the 2003 Annual Meeting. Mr. Purnell will not stand for re-election. The Board of Directors has nominated Messrs. Garrett, Norris and Thomas to serve as Class II directors for terms of three years expiring at the 2006 Annual Meeting of Shareholders.

      Your proxy will be voted to elect the nominees unless you tell us otherwise. If, for any reason, any of the persons nominated should become unavailable to serve, an event which management does not anticipate, proxies will be voted for the remaining nominees and such other person or persons as the Board of Directors of Cadmus may designate. In the alternative, the Board may reduce the size of any class to reflect the number of remaining nominees, if any, for whom the proxies will be voted.

      Certain information concerning the three nominees for election at the Annual Meeting is set forth below, as well as certain information about the Class I and Class III directors, who will continue in office after the Annual Meeting until the 2005 and 2004 Annual Meetings of Shareholders, respectively.

NOMINEES FOR ELECTION AS

CLASS II DIRECTORS
(To Serve Until 2006 Annual Meeting)

Principal Occupation During
	Director	Past Five Years and Directorships
Name and (Age)	Since	in Other Public Companies

1997
President, GWG Financial, LLC. Retired Chairman and Chief Executive Officer of Alliance Agronomics, Inc., a Mechanicsville, Virginia based fertilizer and distribution company. Director, Reeds Jewelers, Inc.

G. Waddy Garrett (62)

2000
Non-Executive Chairman of Cadmus. Retired Chairman of the Board of P. H. Glatfelter Company (now Glatfelter Co.), headquartered in York, Pennsylvania, a multi-national manufacturer of engineered and specialized printing papers. Formerly, Chairman, President and CEO of P. H. Glatfelter Company (now Glatfelter Co.). Director, York Water Company.

Thomas C. Norris (65)

	2000	President and Chief Executive Officer of Cadmus. Formerly, Senior Vice President and Chief Operating Officer of Cadmus, and Senior Vice President and Chief Financial Officer of Cadmus.

Bruce V. Thomas (47)

The Board of Directors recommends that you vote FOR Item 1

to elect the foregoing nominees to the Board of Directors.

CLASS I DIRECTORS

(Serving Until 2005 Annual Meeting)

Principal Occupation During
	Director	Past Five Years and Directorships
Name and (Age)	Since	in Other Public Companies

2002
Retired Chief Executive Officer, xpedx, an approximately $7 billion division of International Paper Company, specializing in the distribution of commercial printing paper, graphics and packaging solutions. Director, Mail-Well, Inc.

Thomas E. Costello (64)

2002
Chairman of several United Kingdom listed companies, including Luminar plc (leisure and venue bars), Collins Stewart Tullett plc (financial services), Moss Bros Group PLC (menswear retailer) and Alterian plc (software provider). Chairman of United Kingdom private equity- backed company Travelodge-Little Chef Limited (hotels and catering). Formerly, Chief Financial Officer of international retailer and publisher WH Smith PLC, Chairman of WH Smith USA and Chief Financial Officer of Forte PLC, international hotel and leisure group, and partner of PricewaterhouseCoopers. Fellow, Institute of Chartered Accountants for England. Former member, Urgent Issues Task Force of the United Kingdom Accounting Standards Board.

Keith Hamill (50)

	2002	President, GT Media, LLC, Vero Beach, Florida. Formerly, Chief Executive Officer, Lippincott Williams & Wilkins, a publishing company.

Edward B. Hutton, Jr. (58)

Principal Occupation During
	Director	Past Five Years and Directorships
Name and (Age)	Since	in Other Public Companies

	1999	Non-Executive Chairman and controlling shareholder, Melton Medes Group and Melham Holdings Limited. Controlling shareholder, Condor Structure Limited and Purico (IOM) Limited.

Nathu R. Puri (63)

CLASS III DIRECTORS

(Serving Until 2004 Annual Meeting)

Principal Occupation During
	Director	Past Five Years and Directorships
Name and (Age)	Since	in Other Public Companies

2000
Partner, Akin Gump Strauss Hauer & Feld, LLP, Washington, D.C. Former Corporate Vice President, Global Public Affairs of Lucent Technologies, a global provider of communication systems, software and services. Formerly, Corporate Vice President, Federal Government Affairs for AT&T.

Martina L. Bradford (51)

	1984	Attorney-at-law, President and shareholder of Robinson, Bradshaw & Hinson, P.A., Charlotte, North Carolina. Director, Caraustar Industries, Inc.

Russell M. Robinson, II (71)

Principal Occupation During
	Director	Past Five Years and Directorships
Name and (Age)	Since	in Other Public Companies

	2000	President of SCI Investors, Inc., a Richmond, Virginia private equity firm. Chairman, Caraustar Industries, Inc. Director, Chesapeake Corporation, Ethyl Corp., Owens & Minor, Inc. and Wellman, Inc.

James E. Rogers (58)

	1967	Senior Executive Fellow at the School of Business, Virginia Commonwealth University, Richmond, Virginia. Formerly, Chairman of the Board, President and Chief Executive Officer, Cadmus.

Wallace Stettinius (70)

Cadmus Board and Committee Meetings and Attendance

      The Board of Directors of Cadmus held four meetings during the fiscal year ended June 30, 2003. All directors attended at least 75% of all meetings of the Board and committees on which they served.

      During fiscal year 2003, the Board reorganized its committee structure. As of November 2002, the Board has five standing committees: the Executive Committee, the Planning and Risk Management Committee, the Human Resources and Compensation Committee, the Audit Committee and the Nominating and Governance Committee. The Board has adopted charters for each of these committees, each setting forth in more specific detail the duties and responsibilities of the committee.

      The Executive Committee has a wide range of powers, but its primary duty is to act if necessary between scheduled Board meetings. For such purpose, the Executive Committee possesses all the powers of the Board in management of the business and affairs of Cadmus except as otherwise limited by Virginia law. The Executive Committee met three times during the fiscal year ended June 30, 2003. Members of the Committee are Messrs. Norris (Chairman), Robinson, Rogers and Thomas.

      The Nominating and Governance Committee assists the Board of Directors in reviewing the qualifications of director candidates (including candidates suggested by shareholders) and identifying qualified candidates to serve on the Board of Directors, in reviewing and evaluating the Board’s committee structure, responsibilities and membership, in reviewing and developing corporate governance and board governance practices and procedures and in evaluating the Board’s performance. The Committee met four times during the fiscal year ended June 30, 2003. Members of the Committee are Ms. Bradford and Messrs. Hamill, Hutton, Puri, and Robinson (Chairman).

      The primary function of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities by reviewing the financial information which will be provided to the shareholders and others, the systems of internal controls which management has established, and the audit process. The Audit Committee met seven times during the fiscal year ended June 30, 2003. Members of the Committee are Messrs. Garrett, Hamill, Purnell, Rogers (Chairman) and Stettinius.

      The primary function of the Human Resources and Compensation Committee is to assist the Board in carrying out the responsibilities of the Board of Directors relating to executive compensation, associate benefits and human resources policies and procedures. The Committee met five times during the fiscal year ended June 30, 2003. Members of the Committee are Ms. Bradford and Messrs. Costello, Garrett (Chairman), Purnell and Stettinius.

      The primary function of the Planning and Risk Management Committee is to review, evaluate and make recommendations to the Board of Directors regarding the Company’s strategic and operational planning and budgeting process, operation and financial performance, proposed acquisitions, divestitures and other material transactions, capital and debt structure and insurance and risk management programs. The Planning and Risk Management Committee met five times during the fiscal year ended June 30, 2003. Members of the Committee are Messrs. Costello, Hutton (Chairman), Puri and Rogers.

Compensation Committee Interlocks and Insider Participation

      Members of the Human Resources and Compensation Committee are Ms. Bradford and Messrs. Costello, Garrett (Chairman), Purnell and Stettinius. No member of this committee is or has been an employee of Cadmus within the past eight years. Furthermore, none of Cadmus’ executive officers has served on the board of directors of any company of which a Human Resources and Compensation Committee member is an employee.

Directors’ Compensation

      Cash Compensation. Through August 14, 2002, each director of Cadmus who was not also an executive officer of Cadmus received: (a) an annual retainer of $10,000; (b) $1,000 for attendance at each Board meeting; (c) $750 for attendance at each committee meeting; and (d) $500 for each conference call Board or committee meeting in which he participated. The Chairman of the Board of Directors received an additional $50,000 annually. The Chairman of each committee, other than the Executive Committee, also received an additional $2,000 annually.

      Effective August 15, 2002, each director of Cadmus who is not also an executive officer of Cadmus receives: (a) an annual retainer of $10,000; (b) $1,250 for attendance at each Board meeting; (c) $800 for attendance at each committee meeting; (d) $800 for each conference call Board or committee meeting in which he participates; and (e) $400 for each informational Board or committee conference call in which he participates. The Chairman of the Board of Directors receives an additional $50,000 annually. Thomas C. Norris presently serves as Chairman of the Board of Directors. The Chairman of each committee, other than the Executive Committee, also receives an additional $2,000 annually.

      Each director also is reimbursed for usual and ordinary expenses of meeting attendance. A director who also is an employee of Cadmus or its subsidiaries receives no additional compensation for serving as a director.

      Cadmus has in effect a plan under which directors may elect to defer their annual retainers and attendance fees generally until after the termination of their service on the Board.

      Non-Employee Director Stock Compensation Plan. Under the 1997 Non-Employee Director Stock Compensation Plan, which expired with its November 15, 2002 grants, a portion of the anticipated future increases in the annual retainer was paid in stock options. Each Director who was not an employee of Cadmus or its subsidiaries received an option grant covering 1,000 shares of Common Stock on November 15 of each year during the term of the Plan, with the first grant made under the Plan on November 15, 1998 and the last grant made on November 15, 2002. The options granted under the Plan are not exercisable for six months from date of grant except in the case of death or disability. Options that are not exercisable at the time a director’s service on the Board terminates for any reason other than death, disability or retirement in accordance with Cadmus’ policy will be forfeited. The 1997 Plan continued the form of stock compensation previously provided under the 1992 Plan which expired August 15, 1997.

Certain Relationships and Other Transactions with Management

      On April 1, 1999, Cadmus purchased all of the outstanding shares of Melham Holdings, Inc., whose principal operating subsidiary was Mack Printing Company. As a result of the purchase, Nathu R. Puri, a

Class I director, directly and indirectly received as partial consideration approximately $5.8 million in subordinated notes of Cadmus. The $5.8 million in subordinated notes remain outstanding.

      In addition, pursuant to a lease agreement entered into in August 1998, Cadmus’ Port City Press subsidiary (which operates within the Cadmus Professional Communications group) leases its manufacturing and distribution facility in Baltimore, Maryland from an indirect subsidiary of a company whose majority shareholder is Mr. Puri. The initial term of the lease agreement is 20 years, with options available to the tenant to extend the lease for four additional terms of five years each. For the first five years of the lease, the annual rent is $977,407, with the rent increasing approximately 14.5% every fifth year, so that the annual rent is $1,467,207 for years sixteen through 20. The annual rent for the first extension term is $1,613,928. The annual rent for subsequent extension terms is to be based on fair market rent not less than $1,467,207.

      Russell M. Robinson, II, a Class III director, currently serves as a member of the Executive Committee and as Chairman of the Nominating and Governance Committee and served as Chairman of the Board of Directors from July 1, 2000 through June 30, 2001. The firm of Robinson, Bradshaw and Hinson, P.A., of which Mr. Robinson is President and a shareholder, was retained to perform legal services for Cadmus during fiscal year 2003. It is anticipated that the firm will continue to provide legal services to Cadmus during fiscal year 2004.

      From time to time, Cadmus and its subsidiaries may purchase products from or utilize services of other corporations of which a Cadmus director is a director, officer or employee. Such transactions occur in the ordinary course of business and are not deemed material.

Executive Compensation

      The following table shows, for the fiscal years ended June 30, 2003, 2002 and 2001, the total salary and compensation awarded to or earned by the Company’s Chief Executive Officer and the other most highly compensated executive officers as of June 30, 2003.

Summary Compensation Table

					Long-Term
		Annual Compensation			Compensation

				Other			Securities	All Other
				Annual	Restricted		Underlying	Compen-
Name (Age) and				Compensa-	Stock		Options/	sation
Principal Position	Year	Salary ($)(1)	Bonus ($)	tion ($)(2)	($)		SARs (#)	($)(3)

Bruce V. Thomas (47)	FY03	$450,000	$245,000	—	$95,700	(4)	10,000	$4,452
President and Chief	FY02	375,000	30,000	—	—		20,000	3,047
Executive Officer	FY01	375,000	—	—	—		35,000	8,318

Stephen E. Hare (50)	FY03	$375,000	$170,000	$22,478	$186,126	(4)	7,500	$5,040
Executive Vice President and	FY02	269,231	80,000	—	102,300	(5)	40,000	5,052
President, Publisher
Services Group(5)

Joseph J. Ward (57)	FY03	$325,000	$178,750	—	—		—	$4,042
Division President —	FY02	325,000	70,000	—	—		10,000	2,712
Cadmus Professional	FY01	325,000	—	—	—		7,500	8,350
Communications(6)

Wayne B. Luck (47)	FY03	$204,154	$73,000	—	$47,850	(4)	5,000	$4,172
Senior Vice President and	FY02	200,000	15,000	—	—		10,000	2,532
Chief Information	FY01	190,769	50,000	—	—		23,000	4,212
Officer

Lisa S. Licata (42)	FY03	$200,000	$73,000	—	$47,850	(4)	5,000	$4,015
Senior Vice President of	FY02	25,385	5,000	—	—		10,000	14
Human Resources and
Corporate Secretary(7)

(1)	Reflects salary before pretax contributions under the Cadmus Thrift Savings Plan and non-qualified plans.

(2)	For the fiscal years ended June 30, 2003, 2002 and 2001, none of the named executive officers received perquisites or other personal benefits in excess of $50,000 or 10% of their total cash compensation. For fiscal year 2003, Mr. Hare received $22,478 in tax reimbursement payments from Cadmus in connection with taxes he incurred upon the vesting of a portion of his restricted Cadmus stock.

(3)	For fiscal year 2003, includes: (i) the match by Cadmus or its subsidiaries under the Cadmus Thrift Savings Plan in the amounts of $4,100 for Mr. Thomas, $4,038 for Mr. Hare, $4,042 for Mr. Ward,

$3,895 for Mr. Luck and $3,920 for Ms. Licata, and (ii) life insurance premiums paid by Cadmus in the amounts of $352 for Mr. Thomas, $1,002 for Mr. Hare, $277 for Mr. Luck and $95 for Ms. Licata.

(4)	Messrs. Thomas, Hare, Luck and Ms. Licata were granted 10,000, 7,500, 5,000 and 5,000 shares, respectively, of restricted stock on May 13, 2003 under the 1990 Long Term Incentive Stock Plan. The dollar value per share at the close of business on the grant date was $9.57 per share. Mr. Hare was also granted 10,000 shares of restricted stock on July 1, 2002 under the 1990 Long Term Incentive Stock Plan. The dollar value per share at the close of business on the grant date was $11.4351 per share. One-third of the shares vests on each of the first, second and third anniversaries of the grant date. Cadmus pays dividends on these restricted shares. At June 30, 2003, Messrs. Thomas, Hare, Luck and Ms. Licata held 10,000, 27,500, 5,000 and 5,000 shares, respectively, of Cadmus restricted stock, having an aggregate value of $88,900, $244,475, $44,450 and $44,450, respectively, based on a closing market price of $8.89 per share.

(5)	Mr. Hare joined the Company on September 24, 2001. Mr. Hare was granted 15,000 shares of restricted stock on September 24, 2001 under the 1990 Long Term Incentive Stock Plan. The dollar value per share at the close of business on the grant date was $6.82 per share. One-third of the shares vests on each of the first, second and third anniversaries of the grant date. Cadmus pays dividends on these restricted shares.

(6)	Mr. Ward ceased active employment with Cadmus effective June 30, 2003.

(7)	Ms. Licata joined the Company on May 1, 2002.

Stock Options

      The following table reflects grants of stock options made during the fiscal year ended June 30, 2003 to each of the named executive officers.

OPTIONS GRANTED IN LAST FISCAL YEAR

					Potential
					Realizable Value at
					Assumed Annual
	Number of	Percentage of			Rates of Stock
	Securities	Total Options/			Price Appreciation
	Underlying	SARs	Exercise		For Option
	Options	Granted	or Base		Term
	Granted	to Employees	Price	Expiration
Name	(#)	in Fiscal Year	($/SH)	Date	5%	10%

Bruce V. Thomas	10,000 (1)	6.10%	$9.48	5/13/2013	$59,619	$151,087
Stephen E. Hare	7,500 (1)	4.57%	$9.48	5/13/2013	$44,714	$113,315
Joseph J. Ward	—	—	—	—	—	—
Wayne B. Luck	5,000 (1)	3.05%	$9.48	5/13/2013	$29,810	$75,543
Lisa S. Licata	5,000 (1)	3.05%	$9.48	5/13/2013	$29,810	$75,543

(1)	Grants were made under the Company’s 1990 Long Term Incentive Stock Plan and become exercisable in increments of one-third of the total number of options on December 31, 2005, 2006, and 2007, subject to earlier vesting if certain performance criteria are met.

      The following table reflects certain information regarding the exercise of stock options during the fiscal year ended June 30, 2003, as well as information with respect to unexercised options held at such date by each of the named executive officers.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

AND FISCAL YEAR END OPTION VALUES

Value of Unexercised
	Shares		Number of Unexercised	“In the Money” Options at Fiscal
	Acquired on	Value	Options at Fiscal Year End (#)	Year End ($)
	Exercise (#)	Realized ($)	Exercisable/Unexercisable	Exercisable/Unexercisable

Bruce V. Thomas	5,000	$600	90,132/72,668	$3,743/$7,488
Stephen E. Hare	—	—	—/47,500	—/—
Joseph J. Ward	—	—	18,166/25,334	$194/$388
Wayne B. Luck	—	—	4,000/34,000	—/—
Lisa S. Licata	—	—	—/15,000	—/—

Employment Agreement

      Cadmus has an employment agreement with Bruce V. Thomas which provides for an initial three-year term expiring June 30, 2003, and which also provides for successive, automatic one-year extensions which began on July 1, 2001, and which continue on each July 1 thereafter, unless the Company gives notice that the term of the contract will not be further extended. Mr. Thomas’ employment agreement is currently scheduled to expire on June 30, 2006. Under the agreement, Mr. Thomas serves as the President and Chief Executive Officer of the Company during the term of the contract at an annual base salary of not less than $375,000 per year. The agreement also provides that Mr. Thomas will be eligible for incentive compensation awards based on performance, stock option awards and benefits under all other employee benefit and incentive plans provided by the Company to its senior management.

      Mr. Thomas may be terminated as an officer and employee of the Company at any time, with or without “cause.” Termination without cause is subject to 30 days’ written notice by the Company. Termination for cause may be effected without prior notice. Mr. Thomas also may resign at any time upon 30 days’ written notice to the Company. Generally speaking, “cause” is defined to mean (1) fraud, dishonesty or moral turpitude, (2) material dereliction in the performance of duties, (3) willful misconduct or gross negligence, (4) fraudulent or dishonest behavior, or other egregious conduct in violation of the Cadmus Code of Conduct.

      In the event of termination by the Company without cause, or a termination by Mr. Thomas for “employee cause,” Mr. Thomas will receive (1) a severance benefit for each of the two succeeding years based on an average of his salary and incentive bonus for the three years preceding his termination, as well as certain supplemental pension payments and “SERP equivalent” payments, (2) all stock options granted to

Mr. Thomas will be fully vested and exercisable for an 18-month period (but not beyond the maximum term specified in the applicable option agreement), and (3) Mr. Thomas (and his eligible family members) will be entitled to participate during the two-year severance period in the Company’s welfare benefit plans subject to certain exceptions. Generally speaking, “employee cause” means (1) a material uncured breach of the agreement by the Company, (2) a material change in Mr. Thomas’ duties, status, title, responsibilities or authority, (3) failure of the Company to allow participation by Mr. Thomas in Company benefit plans, (4) receipt by Mr. Thomas of notice that the Company will not agree to any further automatic one-year extensions of the agreement, (5) relocation of the Company’s headquarters more than 25 miles from Richmond, or (6) termination of the Company’s business.

      In the event of termination by the Company with cause, or in the event Mr. Thomas resigns his position, Mr. Thomas will not be entitled to any compensation, bonus or benefits under the agreement other than his earned and unpaid base salary and any other payments or benefits payable as a matter of law.

      Under the agreement, Mr. Thomas agrees that during the two-year period following termination he will not compete against Cadmus, solicit employees from Cadmus, or interfere with Cadmus’ vendor relationships. The agreement also provides that in the event of a “change in control,” Mr. Thomas’ entitlements will be governed by the employee retention agreement he has with the Company as described below under “Change in Control Agreements.”

Change in Control Agreements

      Cadmus has entered into agreements with Messrs. Thomas, Hare, Luck and Ms. Licata and four other managers that provide for severance payments and certain other benefits if their employment terminates after a “change in control” (as defined therein) of Cadmus. Payments and benefits will be paid under these agreements only if, within three years for Mr. Thomas and two years for other officers following a change in control (or such shorter period from the date of any change in control to normal retirement) the employee (i) is terminated involuntarily without “cause” (as defined therein) and not as a result of death, disability or normal retirement, or (ii) terminates his employment voluntarily for “good reason” (as defined therein). “Change in control” is defined generally to include (i) an acquisition of 20% or more of Cadmus’ voting stock, (ii) certain changes in the composition of the Cadmus Board of Directors, (iii) shareholder approval of certain business combinations or asset sales in which Cadmus’ historic shareholders hold less than 60% of the resulting or purchasing company, or (iv) shareholder approval of the liquidation or dissolution of Cadmus.

      In the event of such termination following a change in control, the employee will be entitled to receive a lump sum severance payment, certain other payments and a continuation of employee welfare benefits. Severance payments under these agreements are determined by a formula that takes into account base salary, annual bonus and years of employment and are subject to certain minimums and maximums. Under this formula, Mr. Thomas will be entitled to the maximum severance payment, which will be an amount equal to 2.99 times the sum of his base salary and annual bonus for the year in which termination occurs, or for the fiscal year ended June 30, 2000, whichever is higher. The total amount payable to Mr. Thomas may exceed the maximum amount that may be paid without the imposition of a federal excise tax on Mr. Thomas, and if excise tax is due, Mr. Thomas will receive an additional payment in an amount sufficient to pay the excise tax and the additional taxes due with respect to such additional payment.

Equity Compensation Plan Information

      The following table sets forth information as of June 30, 2003 with respect to certain compensation plans under which equity securities of Cadmus are authorized for issuance.

Number of securities
remaining available for
future issuance under
	Number of securities to	Weighted-average exercise	equity compensation
	be issued upon exercise	price of outstanding	plans (excluding
	of outstanding options,	options, warrants and	securities reflected in
Plan Category	warrants and rights (a)	rights (b)	column (a)) (c)

Equity compensation plans approved by shareholders(1)	1,205,301	$12.20	-0-(2)

Equity compensation plans not approved by shareholders	-0-	n/a	25,000(3)

Total	1,205,301	$12.20	25,000

(1)	These plans consist of: (a) the 1984 Stock Option Plan, (b) the 1990 Long Term Incentive Stock Plan, (c) the 1992 Non-Employee Director Stock Compensation Plan, and (d) the 1997 Non-Employee Director Stock Compensation Plan.

(2)	There are no additional shares available for grant under the 1984 Stock Option Plan. The 1992 Non-Employee Director Stock Compensation Plan expired August 15, 1997, the 1997 Non-Employee Director Stock Compensation Plan expired November 15, 2002, and the 1990 Long Term Incentive Stock Plan expired June 30, 2003.

(3)	All 25,000 shares are available to be issued under the Non-Qualified Savings Plan.

      Non-Qualified Savings Plan. Effective March 15, 2002, Cadmus’ Deferred Compensation Plan and Non-Qualified Thrift Plan were merged into a new Non-Qualified Savings Plan. Under this new plan, eligible employees can defer portions of their base salary and incentive pay under the executive compensation program to purchase shares of various mutual funds or Cadmus common stock. Eligible employees generally are vice president-level employees, or above, and designated senior sales leaders. All deferrals are 100% vested immediately. Cadmus makes no matching or other contributions to the plan. Distribution of deferrals is normally made after a participant’s cessation of employment in a lump sum or in periodic installments. The plan is administered by Cadmus with oversight responsibility by the Human Resources and Compensation Committee. Cadmus has authorized up to 25,000 shares of Cadmus common stock for issuance under the Non-Qualified Savings Plan, subject to an increase to 100,000 shares with shareholder approval. As of June 30, 2003, no shares authorized under this plan had been issued.

Retirement Benefits

      Pension Plan. Prior to July 31, 2003, substantially all non-union employees of Cadmus and its participating subsidiaries (other than former Mack Printing Company employees not employed in the Easton,

Pennsylvania facility) who were 21 years of age or older and who were credited with at least one year of service with Cadmus or a participating subsidiary were covered by the Cadmus Pension Plan (the “Pension Plan”). As of July 31, 2003, all participation and benefit accrual was frozen for current employees. The Pension Plan is a non-contributory defined benefit pension plan under which retirement benefits are generally based on periods of active participation. A non-union participant earned a retirement benefit expressed as an annuity for life equal to 1.6% of his or her base compensation through July 31, 2003 (exclusive of non-guaranteed commissions, bonuses, overtime pay and similar payments; but with a transition rule including commissions and the straight time portion of overtime for non-highly compensated employees participating in the Mack Pension Plan on December 31, 2000) for each year of service. Different benefit formulas applied prior to July 1, 1985, and a special transition rule applied through December 31, 1991.

      Because retirement benefits for non-union participants under the Pension Plan are based on career average compensation, a table showing annual retirement benefits based upon final average compensation and years of service is inappropriate and has been omitted. Based on the benefit formula in effect on and after July 1, 1985, and the freezing of benefit accrual as of July 31, 2003, the estimated annual benefits at age 65 (which are not subject to any deduction for Social Security or other offset amount) payable for the named executive officers are $27,795 for Mr. Thomas, $3,200 for Mr. Hare, $5,102 for Mr. Luck and $264 for Ms. Licata. Mr. Ward will be eligible to receive $11,460 per year at age 65.

      Cadmus Supplemental Executive Retirement Plan. Cadmus maintains the Cadmus Supplemental Executive Retirement Plan (the “SERP”) to provide supplemental retirement benefits for certain key employees of Cadmus and its participating subsidiaries who are credited with at least five years of service and who are selected by the Board of Directors of Cadmus for participation in the SERP. The Board may waive all or any part of the five year service requirement. The SERP is a non-qualified unfunded plan which covers 8 active key employees of Cadmus and its participating subsidiaries. The retirement or death benefit payable under the SERP is a 15-year term certain annuity equal to 30% of the participant’s final average (highest three years out of last ten) base compensation (exclusive of non-guaranteed commissions, bonuses, overtime pay or similar payments) generally commencing at the participant’s normal retirement age (which is age 65 for employees last hired prior to age 60 or otherwise is the fifth anniversary of commencement of participation). Benefits are not subject to any reduction for Social Security or other offset amount.

      The following table shows the estimated annual retirement benefits payable to SERP participants in the following average final compensation and years of service classifications assuming retirement at age 65. Average compensation under the SERP includes only the amounts set forth under “Salary” in the Summary Compensation Table on page 13.

SUPPLEMENTAL EXECUTIVE

RETIREMENT PLAN TABLE

Highest 3-Year
Average Compensation	5	10	15	20 and over

100,000	$7,500	15,000	22,500	$30,000
125,000	9,125	18,750	28,125	37,500
150,000	11,250	22,500	33,750	45,000
175,000	13,125	26,250	39,375	52,500
200,000	15,000	30,000	45,000	60,000
225,000	16,875	33,750	50,625	67,500
250,000	18,750	37,500	56,250	75,000
300,000	22,500	45,000	67,500	90,000
350,000	26,250	52,500	78,750	105,000
400,000	30,000	60,000	90,000	120,000
450,000	33,750	67,500	101,250	135,000
500,000	37,500	75,000	112,500	150,000

      Credited years of service under the SERP as of the fiscal year ended June 30, 2003 are: Mr. Thomas — 11; Mr. Hare — 6; Mr. Luck — 2; and Ms. Licata — 1. At June 30, 2003, Mr. Ward was credited with 4 years of service.

Report of the Human Resources and Compensation Committee on Executive Compensation

      The Human Resources and Compensation Committee, formerly the Executive Compensation and Organization Committee, has responsibility for all aspects of the compensation program for Cadmus’ executive officers. The Committee is made up of only non-employee directors who do not participate in any of the executive compensation plans they administer. Working in collaboration with Cadmus senior management and outside consultants, the Committee administers this executive compensation program to fulfill the objectives outlined below.

      Principal Objectives. The principal objectives of the executive compensation program are: (i) to attract and retain a highly-qualified management team; (ii) to motivate this team to achieve corporate objectives; (iii) to ensure that executive compensation is integral to, and supportive of, the Cadmus strategy and other Cadmus management benefits, systems and processes; and (iv) to link pay with performance in a number of respects, most notably linking executive compensation and long-term shareholder value so that increases in executive compensation are directly related to the creation and maintenance of value for the Company’s shareholders.

      The primary components of the Company’s executive compensation program are:

•	competitive base salaries,

•	short-term incentive payments,

•	long-term incentive awards, and

•	the Supplemental Executive Retirement Plan.

      In addition to the Company’s basic benefits package provided to substantially all employees, the Company also provides certain enhanced benefits and rights for select executives through a Non-Qualified Savings Plan. The Non-Qualified Savings Plan is employee funded only and generally allows eligible employees to defer salary and bonuses on a pre-tax basis in addition to any contributions they make under the Company’s Thrift Savings Plan. The Company also provides employee retention (change in control) agreements. The Committee is responsible for substantially all aspects of these enhanced benefits and rights provided to Cadmus’ executive officers.

      U.S. Income Tax Limits on Deductibility. The Committee considered the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code that was enacted in 1993. Under this provision, beginning in 1994 a publicly-held corporation is not permitted to deduct compensation in excess of one million dollars per year paid to the chief executive officer or any one of the other named executive officers except to the extent the compensation was paid under compensation plans meeting certain tax code requirements. The Committee noted that the Company does not currently face the loss of this deduction for compensation. The Committee nevertheless determined that, in reviewing the design of and administering the executive compensation program, the Committee will continue in the future to preserve the Company’s tax deductions for executive compensation unless this goal conflicts with the primary objectives of the Company’s compensation program.

      Competitive Base Salaries. In keeping with the long-term and highly technical nature of Cadmus’ business, the Committee takes a long-term approach to executive compensation. This career-oriented philosophy requires a competitive base salary. Salaries for Cadmus executive officers are established and administered by means of salary grades and salary ranges. All Cadmus executive officers are assigned a base salary grade that is reviewed annually to ensure that base salaries are generally competitive with the market based on peer group comparisons and the periodic input of independent compensation consultants retained by the Committee.

      Short-Term Incentive Payments. The Company utilizes an Incentive Plan under which its executive officers and certain other employees may earn annual incentive payments based on their business unit’s performance as well as the overall financial performance of Cadmus. A grid based primarily upon operating profits and earnings improvements for each Cadmus business unit generates a variable “pool” from which the short-term incentives are paid. As operating profits increase, the pool grows. The pool earned by a business unit may be increased or decreased, but not eliminated, by the corporate earnings per share for the year.

      At the beginning of each fiscal year, senior management presents for consideration and approval by the Committee the recommended short-term incentive curves for Cadmus and each Cadmus business unit. At the conclusion of the fiscal year, senior management recommends to the Committee specific short-term awards to be made under the Incentive Plan. Those recommendations are based, among other factors, on individual performance, as well as the performance and profitability of the applicable business unit. A portion of each incentive award also is determined by the financial performance of Cadmus. The Committee then considers and approves, to the extent it believes appropriate, the incentive pools generated by the incentive curves and the specific incentive award recommendations of senior management. For executive officers, at budgeted performance levels the Incentive Plan generally should have the potential to generate awards in the range of 25-60% of base salary. Under the Incentive Plan, the Chief Executive Officer and the Committee reserve the right to make discretionary awards as may be deemed appropriate for performance that falls below the Plan threshold or above the Plan maximum.

      Long-Term Incentive Awards. Long-term incentive awards are intended to develop and retain strong management through share ownership and incentive awards that recognize future performance. The long-term incentive component of executive compensation for Cadmus’ executive officers has been provided under the 1990 Long Term Incentive Stock Plan. The 1990 Plan, an omnibus plan, provided for awards of incentive and non-qualified stock options, SARs, restricted stock grants, performance units or shares, as well as “other stock-unit” awards. Historically, stock options were the only form of awards made under the 1990 Plan. In 2003, however, the Committee also granted restricted stock to certain senior executives, in addition to stock options. The Committee concluded that, at this time, in this industry, and in this Company, restricted stock is an effective tool for aligning executives’ interests with those of shareholders and in achieving the objective of retention. The 1990 Plan expired on June 30, 2003, and the Committee has determined that the Board should ask shareholders to approve a new plan no earlier than next fall.

      Options issued in fiscal years 2003, 2002, 2001 and 2000 generally become exercisable over a period of 3 years (normally, one-third of each award becomes vested and exercisable at the end of each of the second, third and fourth calendar years following the calendar year in which the award is made) with earlier vesting if the Company’s performance exceeds specific standards established by the Committee. Under the performance criteria, vesting for a year’s grants normally is accelerated if Cadmus’ cumulative total return reported in its annual proxy statement as of the end of any fiscal year beginning after the award date exceeds its peer group’s cumulative total return for the same period. Variations in the specifics of the vesting and performance dates occur in some grants depending on the circumstances and the time of year at which the grant is made. Other options issued in fiscal year 1999, primarily to executives and managers who are not executive officers of the Company, vested immediately. Options issued prior to fiscal year 1998 became exercisable over 5 years with accelerated performance vesting criteria. Options generally have a ten-year term subject to early termination under certain circumstances and typically have an option exercise price equal to the market value of the Common Stock at the date of grant. Thus, the Common Stock must appreciate before an executive officer receives any benefit from an option grant.

      In 2003, the Committee made stock option awards and, on a more limited basis, restricted stock grants. Previously, the only restricted stock awards were made in connection with the hiring of the Company’s current Executive Vice President and President, Publisher Services Group. The 2003 awards generally vest over three years (one-third per year) with earlier vesting in the case of death, disability, retirement or a change in control.

      At the beginning of each year, a determination is made as to the number of shares that the Company can reasonably issue for that year (typically 2% of outstanding shares per year). Contemporaneously, senior management, working periodically with outside consultants, makes recommendations concerning awards to key employees, as defined by the Committee. These awards generally are made to manager-level employees, or above, who have a base salary of $85,000 or more. These recommendations are normally acted upon by the Committee at its May meeting. Interim awards are made as appropriate, such as in connection with certain promotions or new hires. The objective of the long-term incentive awards is to align executive compensation with shareholder interests by creating a potential to share in any increase in share value. While the size of particular long-term incentive awards is not dependent on specific equity ownership targets, as discussed below, the Committee has nevertheless separately established specific target equity ownership levels for Cadmus executives which are to be achieved over a seven-year period starting in October 2000 or the date that they became a Cadmus executive, if after October 2000.

      Supplemental Executive Retirement Plan. Supplemental executive retirement benefits are provided under the Cadmus Supplemental Executive Retirement Plan. Under this plan, executives earn an additional retirement benefit equal to 30% of the executive’s final average base compensation generally commencing at the participant’s normal retirement age payable as a 15-year term certain annuity. The Committee may waive all or part of the five-year service requirement. See “Retirement Benefits — Cadmus Supplemental Executive Retirement Plan.”

      Chief Executive Officer Compensation. Compensation for the Company’s Chief Executive Officer is established in accordance with the principles and objectives outlined above. For Mr. Thomas’ fiscal year 2003 salary, the Committee considered internal and external information and data, including a survey of chief executive officer compensation at other public manufacturing companies deemed comparable to the Company and the financial performance of the Company during fiscal year 2002. The Committee also retained an independent consulting firm specializing in executive compensation to assist with this analysis. Based on the foregoing, the Committee expressed its satisfaction with the performance of Mr. Thomas and noted that Mr. Thomas’ base salary and short-term incentive pay appeared low compared to information from comparable companies. In recognition of Mr. Thomas’ effective leadership of Cadmus’ business and in view of the market data and expert advice received, the Committee elected to increase his base salary to $450,000 for fiscal year 2003.

      In determining Mr. Thomas’ short term incentive award for 2003, the Committee noted that during fiscal 2003 the Company (i) made significant progress repaying and reducing its debt, (ii) achieved sequential improvement in adjusted earnings for each quarter and for the year as a whole, (iii) achieved significantly improved results in its specialty packaging business, (iv) made significant progress in the development of proprietary and differentiating products and services in all of its market-focused divisions, (v) made significant progress in the development and deployment of its KnowledgeWorksTM, MediaWorksTM and ArticleWorksTM products, (vi) further consolidated and strengthened its Specialty Publications division, (vii) continued to strengthen its senior leadership team, and (viii) generally increased market share in most if not all of its markets. The Committee also noted that the Company achieved its business plan and achieved improved performance year over year. Based on the foregoing, and recognizing the Company’s progress toward long-range strategic goals, the Committee awarded Mr. Thomas a $245,000 short-term incentive award for 2003.

      Ownership Guidelines. The Committee has established specific guidelines for executive Common Stock ownership to be achieved over a seven-year period starting in October 2000 or the date the individual became a Cadmus executive, if after October 2000. Under the guidelines, executives are expected to own Common Stock equating to 100% to 200% of their base salary depending on the level of their position (e.g., Mr. Thomas’ targeted ownership level at the end of the seven years is 200%). If an executive is promoted and thereby moves into a higher target ownership level under the guidelines, a new seven-year period begins with respect to the executive’s new ownership guideline. The consequence of an executive’s failure to meet the targeted ownership level is that the executive’s after-tax payments of future salary increases and incentive awards will be made in the form of Cadmus stock (rather than cash) until the targeted level is achieved. The purpose of the equity ownership guidelines is to ensure that executives have and maintain a meaningful actual, rather than potential, equity ownership position that reflects the position they hold within Cadmus. The status of this program is reported quarterly to the Board and formally reviewed each August by the Board to determine compliance as well as overall progress towards long-range achievement of the seven-year goal. The Committee believes that while stock options help to align executive compensation with shareholder interests by creating a potential to share in any increase in share value, actual equity ownership positions will also align management interests with shareholder interests. Similar stock ownership guidelines apply to all Board members.

      In this regard, the Non-Qualified Savings Plan and the Thrift Savings Plan permit executives to invest in Common Stock with pre-tax salary and bonus reduction contributions.

      Summary. The Committee is responsible for seeing that Cadmus’ compensation program serves the best interests of its shareholders. In the opinion of the Committee, subject to the successful adoption and passage of a new Long Term Incentive Plan to replace the 1990 Long Term Incentive Stock Plan that expired in June, 2003, Cadmus continues to have an appropriate and competitive compensation program, which has served the Company and its shareholders well. The combination of base salary, short-term bonuses and emphasis on long-term incentives provides a balanced and stable foundation for effective leadership.

Submitted by the Human Resources and Compensation Committee:

G. Waddy Garrett, Chairman

Martina L. Bradford
Thomas E. Costello
John C. Purnell, Jr.
Wallace Stettinius

Report of the Audit Committee

      As noted earlier, the primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing the financial information which will be provided to the shareholders and others, the systems of internal controls which management has established and the Company’s audit processes. The Committee also recommends to the Board, subject to shareholder ratification, the selection of the Company’s independent auditors. The directors who serve on the Committee are “independent” as defined by the Securities and Exchange Commission and Nasdaq Marketplace Rules. The Committee operates under a written charter adopted by the Board of Directors. The Committee reviews the adequacy of the charter at least annually.

      In carrying out its responsibilities, the Committee looks to management and the independent auditors. Management is responsible for the preparation, presentation and integrity of the Company’s financial statements, financial reporting process and internal controls. The Company’s independent auditors, Ernst & Young LLP (Ernst & Young), are responsible for auditing the Company’s consolidated financial statements in accordance with generally accepted auditing standards and issuing a report as to the statements’ conformity with generally accepted accounting principles. The Committee’s responsibility is to monitor and oversee these processes.

      In this context, the Committee met seven times during the fiscal year 2003 and held several discussions with management and with Ernst & Young. Management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Committee has reviewed and discussed the consolidated financial statements with management and Ernst & Young. The Committee discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards No. 61, as amended.

      Ernst & Young also provided to the Committee the letter and written disclosures required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.” The Committee discussed with Ernst & Young its independence from the Company and management, including any non-audit services performed by it. The Committee determined that the provision of these non-audit services by Ernst & Young is compatible with maintaining its independence.

      The Committee discussed with the Company’s internal auditors and Ernst & Young the overall scope and plans for their respective audits. The Committee met with the internal auditors and Ernst & Young, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

      Based on the reviews and discussions referred to above and the Committee’s review of the representations of management and the report of Ernst & Young to the Committee, the Committee recommended to the Board, and the Board has approved, the inclusion of the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended June 30, 2003, for filing with the Securities and Exchange Commission (SEC).

Submitted by the Audit Committee:

James E. Rogers, Chairman

G. Waddy Garrett
Keith Hamill
John C. Purnell, Jr.
Wallace Stettinius

Change in Certifying Accountant

      On April 4, 2002, based upon the recommendation of the Audit Committee and approval by the Board of Directors, the Company terminated the engagement of Arthur Andersen LLP (Arthur Andersen) and retained Ernst & Young as its independent auditor with respect to the audit of the Company’s consolidated financial statements for its fiscal year ending June 30, 2002.

      During the Company’s fiscal years ended June 30, 2000 and 2001, and during the subsequent interim period preceding the replacement of Arthur Andersen, there was no disagreement between the Company and Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to Arthur Andersen’s satisfaction, would have caused Arthur Andersen to make reference to the subject matter of the disagreement in connection with its reports on the Company’s consolidated financial statements; and there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K. The audit reports of Arthur Andersen on the Company’s consolidated financial statements as of and for the fiscal years ended June 30, 2000 and 2001 did not contain any adverse opinion or disclaimer of opinion, nor were these opinions qualified or modified as to uncertainty, audit scope or accounting principles.

      The Company provided Arthur Andersen with a copy of the above disclosures, which were also set forth in the Company’s current report on Form 8-K filed with the SEC on April 9, 2002. Arthur Andersen’s letter, dated April 9, 2002, stating its agreement with the above statements was filed as an exhibit to the Form 8-K.

      During the Company’s fiscal years ended June 30, 2000 and 2001, and during the subsequent interim period preceding the replacement of Arthur Andersen on April 4, 2002, the Company did not consult with Ernst & Young regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, or any other matters or reportable events as set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K.

Disclosure of Independent Auditor Fees

      The following table presents fees paid to Ernst & Young LLP for services provided to the Company for fiscal year 2003:

Audit Fees	$249,500
Financial Information Systems Design and Implementation Fees	—
All Other Fees	$126,940

“Audit Fees” includes fees for the review of our quarterly financial statements and the audit of our annual financial statements. “All Other Fees” consists primarily of services related to SEC matters, tax consultation, consultation on accounting for the pension plan and the joint venture, and consultation on new accounting standards. All auditing services and non-audit services provided by Ernst & Young must be pre-approved by the Audit Committee, or pursuant to pre-approval policies and procedures adopted by the Audit Committee.

Performance Graph

      The following graph compares the cumulative total return for the Company’s Common Stock to the cumulative total return for the Russell 2000 Index and a prior and a new index of peer companies selected by the Company (the “Prior Peer Group” and “New Peer Group”) for the Company’s last five fiscal years. The graph is intended to permit shareholders to more easily relate executive compensation to company performance based on the market price of a company’s stock. The graph shows the percentage change in the market price for the Common Stock from June 30, 1998 to June 30, 2003.

      During fiscal year 2003 the Company updated its list of peer companies to reflect changes in the businesses of the peer companies and the Company over time. The Company removed Wallace Computer Services because of its acquisition by Moore Corporation Limited (now Moore Wallace Incorporated), which has a different focus. The Company removed Disc Graphics because Disc Graphics terminated its public company status as of December 31, 2002. The Company added Bowne & Co., Inc. and Caraustar Industries, Inc. Bowne & Co., Inc., a global organization that delivers document management solutions to its customers, has a business solutions outsourcing segment and a strategy to manage, repurpose and distribute a customer’s information in any medium on a global basis. This is similar to the Company’s content management and outsourcing strategy. Caraustar Industries, Inc. serves four principal recycled paperboard product markets, including folding cartons and customer packaging and other specialty and converted products. This is a similar line of business to the Company’s Specialty Packaging segment.

      As a result of the change in the list of peer companies, the performance graph reflects data using both the Prior Peer Group and the New Peer Group.

      The Prior Peer Group included: Banta Corporation, Consolidated Graphics, Courier Corporation, Disc Graphics, Mail-Well, Inc., Quebecor World, R.R. Donnelley & Sons and Wallace Computer Services. The New Peer Group includes: Banta Corporation, Bowne & Co., Inc., Caraustar Industries, Inc., Consolidated Graphics, Courier Corporation, Mail-Well, Inc., Quebecor World and R.R. Donnelley & Sons.

      The Graph assumes $100 invested on June 30, 1998 in the Company, the Russell 2000, the Prior Peer Group and the New Peer Group and shows the total return on such an investment, assuming reinvestment of dividends, as of June 30, 2003.

Comparison of Five-Year Cumulative Total Return Among Cadmus,

the Russell 2000 Index and Two Peer Groups

	1998	1999	2000	2001	2002	2003

Cadmus	100	57.40	41.63	48.52	49.91	40.36
Russell 2000 Index	100	100.55	113.46	112.46	101.41	98.28
Prior Peer Group*	100	89.52	64.42	79.78	84.64	74.35
New Peer Group	100	87.33	66.67	81.01	86.03	75.49

                                              * Does not include Disc Graphics because information was not available.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934 requires Cadmus’ directors and certain of its officers to file reports with the Securities and Exchange Commission indicating their holdings of, or transactions in, Cadmus’ equity securities. Based on a review of these reports and written representations furnished to Cadmus, Cadmus believes that, during fiscal year 2003, its directors and officers complied with all Section 16(a) filing requirements, except as follows: due to administrative oversight, each of Cadmus’ non-employee directors (Ms. Bradford and Messrs. Costello, Garrett, Hamill, Hutton, Norris, Puri, Purnell, Robinson, Rogers and Stettinius) made a late filing on Form 5 on August 14, 2003 to report a stock option award granted on November 15, 2002; also due to administrative oversight, each of Cadmus’ executive officers made a late filing on Form 4 on July 10, 2003 to report (in the case of Messrs. Thomas, Hare, Luck, Lux, Willis and Ms. Licata) a restricted stock award and a stock option award granted on May 13, 2003, (in the case of Messrs. Ploucha and Schools) a stock option award granted on May 13, 2003, and (in the case of Mr. Suijk) a restricted stock award and a stock option award granted on May 13, 2003, and a stock option award granted on February 11, 2003.

Item 2. Ratification of the Selection of Auditors

      Ernst & Young LLP served as the Company’s independent auditors with respect to the audit of Cadmus’ consolidated financial statements for the fiscal year ended June 30, 2003. Based upon the review and recommendation of the Audit Committee, the Board of Directors has selected Ernst & Young as independent auditors for Cadmus for the fiscal year ending June 30, 2004, subject to ratification by the shareholders.

      If not otherwise specified, proxies will be voted in favor of ratification of the appointment. Representatives of Ernst & Young are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire, and are expected to be available to respond to appropriate questions.

          The Board of Directors recommends that you vote FOR Item 2 to ratify the selection of Ernst & Young LLP as independent auditors for the fiscal year ending June 30, 2004.

Shareholder Proposals and Nominations for the 2004 Annual Meeting

      Under applicable law, the Board of Directors need not include an otherwise appropriate shareholder proposal (including any shareholder nominations for director candidates) in its proxy statement or form of proxy for the 2004 Annual Meeting of Shareholders unless the proposal is received by the Secretary of Cadmus at the Company’s principal place of business on or before June 5, 2004.

      In addition, the Company’s Bylaws prescribe certain procedures which must be followed, including certain advance notice requirements, in order for a proposal to be properly presented at an annual meeting. Notice that a shareholder intends to bring any matter before an annual meeting must be received by the Company not less than 60 days before the anniversary date of the meeting notice given by the Company for the previous year’s annual meeting. Any shareholder desiring a copy of the Cadmus Bylaws will be furnished one without charge upon written request to the Secretary.

Other Matters

      As of the date of this proxy statement, management of Cadmus has no knowledge of any matters to be presented for consideration at the Annual Meeting other than those referred to above. If any other matter properly comes before the Annual Meeting, the persons named in the accompanying proxy intend to vote such proxy, to the extent entitled, in accordance with their best judgment.

Annual Report on Form 10-K

      A copy of the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended June 30, 2003 can be obtained without charge by: calling 1-877-4-CADMUS, e-mailing webmaster@cadmus.com, or writing to Cadmus Communications Corporation, Investor Relations, 1801 Bayberry Court, Suite 200, Richmond, Virginia 23226.

By Order of the Board of Directors

Bruce V. Thomas
President and Chief Executive Officer

PROXY

CADMUS COMMUNICATIONS CORPORATION
Proxy Solicited on Behalf of the Board of Directors

      The undersigned hereby appoints Stephen E. Hare and Lisa S. Licata, jointly and severally, proxies, with full power to act alone, and with full power of substitution, to represent the undersigned and to vote, as designated below and upon any and all other matters which may properly be brought before such meeting, all shares of Common Stock which the undersigned would be entitled to vote at the Annual Meeting of Shareholders of Cadmus Communications Corporation to be held on November 5, 2003, or any adjournment thereof.

      Please vote by filling in the appropriate boxes below.

Item 1. Election of three Class II Directors to serve until the 2006 Annual Meeting of Shareholders.

☐	FOR all nominees listed	☐	WITHHOLD AUTHORITY to vote
	(except as written on the line below)		for all nominees listed below

      Nominees: G. Waddy Garrett, Thomas C. Norris and Bruce V. Thomas

(INSTRUCTION: To withhold authority to vote for any individual nominee listed above, write that nominee’s name on the space provided below.)

Item 2. Ratification of the selection of Ernst & Young LLP as independent auditors for the Company and its subsidiaries for the current fiscal year.

☐ FOR	☐ AGAINST	☐ ABSTAIN

Item 3. In their discretion, the proxies are authorized to vote upon any other business that may come before the meeting or any adjournment thereof.

☐ FOR	☐ AGAINST	☐ ABSTAIN

Unless otherwise specified in the boxes provided, the undersigned’s vote will be cast for Items 1 and 2. If, at or before the time of the meeting, any of the nominees listed above has become unavailable for any reason, the proxies have the discretion to vote for a substitute nominee or nominees. This proxy may be revoked at any time prior to its exercise

Signature

Signature

Dated:___________________________, 2003

(If signing as Attorney, Administrator, Executor, Guardian or Trustee, please add your title as such.)